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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                              Contact: Tricia Drennan
                                                   Corporate Communications &
                                                   Investor Relations
                                                   (703) 873-2390 (phone)
                                                   tricia_drennan@lcc.com


           LCC INTERNATIONAL, INC. ANNOUNCES CLOSE ON FIRST TRAUNCH OF
                     TOWERS SOLD TO PINNACLE HOLDINGS, INC.

MCLEAN, VIRGINIA -- March 6, 2000 LCC International, Inc. (NASDAQ: LCCI), one of the world's largest wireless telecommunications consulting firms today announced that it has completed the first closing of the previously announced tower sale transaction with Pinnacle Holdings, Inc. The transaction included 134 of the 197 towers sold under an Agreement with Pinnacle announced on February 25, 2000. This initial closing is valued at approximately $56 million in cash. The remaining 63 towers, including 26 under construction, are expected to close periodically throughout 2000.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the ability to obtain financing, the hiring of new personnel, increasing demand for the type of services the Company provides, the Company's ability to secure new business, the Company's ability to obtain third party consents required to convey its towers to Pinnacle, the conformity of the tower sites to the title, survey and related standards required by Pinnacle, the ability of the Company to complete construction on a portion of the sites being conveyed to Pinnacle, the Company's ability to meet performance objectives under the Pinnacle Services contract, and those factors highlighted in LCC International, Inc.'s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which could cause the Company's actual results to materially differ from forward-looking statements made by the Company.



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LCC CLOSES ON FIRST TRAUNCH OF TOWERS SOLD TO PINNACLE -- 2/2/2

LCC International, Inc. (http://www.lcc.com) is one of the world's largest suppliers of integrated end to end infrastructure services to the wireless telecommunications industry. A leader in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the design, deployment, optimization and maintenance of some of the largest and most sophisticated wireless systems in the world. By combining technical consulting and tower management and maintenance services LCC is unique in its ability to provide comprehensive turn-key services to wireless operators around the world.

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